Exhibit 8.2

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

November 18, 2019

Tennessee Community Bank Holdings, Inc.
575 South Main Street
Ashland City, Tennessee 37015

Ladies and Gentlemen:

We have acted as counsel to Tennessee Community Bank Holdings, Inc., a Tennessee corporation (“TCB Holdings”), in connection with the proposed merger (the “Parent Merger”) of TCB Holdings, with and into Reliant Bancorp, Inc., a Tennessee corporation (“Reliant”), with Reliant surviving, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 16, 2019, by and among Reliant, TCB Holdings, and Community Bank & Trust, a Tennessee-chartered commercial bank and wholly owned subsidiary of TCB Holdings. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This opinion is being furnished to you in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended.

In providing our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Merger Agreement, the Registration Statement on Form S-4 filed by Reliant with the Securities and Exchange Commission (the “Registration Statement”) on November 8, 2019, as amended or supplemented through the date hereof, including the proxy statement/prospectus forming a part thereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger Agreement and the ancillary agreements thereto as described in the Registration Statement represent the entire understanding of Reliant and TCB Holdings with respect to the Parent Merger, (iii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iv) the factual statements and representations made by Reliant and TCB Holdings in their respective officer’s certificates delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof, (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “to the best knowledge of” any person (or similarly qualified) are true, complete and correct without such qualification, and (vi) Reliant and TCB Holdings will treat the Parent Merger for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Tennessee Community Bank Holdings, Inc.
November 18, 2019

Based upon and subject to the foregoing, we are of the opinion that (i) the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Registration Statement entitled “Material United States Federal Income Tax Consequences”, insofar as it summarizes United States federal income tax law, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Parent Merger in all material respects.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate, our opinion may change. Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Parent Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

These opinions are being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement and they are not to be relied upon for any other purpose without our prior written consent. To that end, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC